Exhibit 99.1
  TRUE RELIGION APPAREL, INC.

Contact:	True Religion Apparel, Inc. Pete Collins, Chief Financial Officer (323) 266-3072

Investor Relations Rob Whetstone PondelWilkinson Inc. (310) 279-5980
TRUE RELIGION APPAREL REPORTS 2007 SECOND QUARTER
FINANCIAL RESULTS
— Expanding Consumer Direct Segment and Strong Men’s Business Drive 16.3%
Sales Growth and Gross Margin of 57.1 Percent —
VERNON, California — August 7, 2007 — True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the second quarter ended June 30, 2007.
Net sales for the 2007 second quarter were $35.7 million, increasing 16.3% from $30.7 million in the 2006 second quarter.
True Religion’s consumer direct segment, which includes the company’s branded retail stores and e-commerce operation, increased its net sales significantly to $6.5 million versus $0.7 million in the second quarter of 2006. The increase primarily reflects the expansion of retail stores, with six full-price stores and two outlets open in the second quarter of 2007. Last year, the company had one full-price store open in the second quarter. Sales in the company’s U.S. wholesale segment in the 2007 second quarter were $24.4 million versus $22.2 million last year. The international wholesale business posted sales of $4.7 million in the 2007 second quarter versus $7.8 million in the comparable period in 2006, due partly to an anticipated year-over-year decrease in sales to Japan and the United Kingdom, as well as an earlier start of Fall shipments in 2006 versus 2007.
Primarily reflecting strong net sales growth in the consumer direct segment, gross profit in the 2007 second quarter increased to $20.4 million from $16.4 million in the second quarter of 2006. Additionally, given the company’s high gross margins of 75.5% in its consumer direct segment,

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second quarter 2007 consolidated gross margin grew to 57.1% compared with 53.2% in the same period last year.
“We have hit the mid-year point with great stride, with growth on several fronts as we continue our strategy toward becoming a global aspirational brand known worldwide for superior denim and an innovative collection of casual luxury fashion and accessories,” said Jeffrey Lubell, chairman and chief executive officer of True Religion Apparel. “Our branded retail business is prolific with enviable sales and margins, and we are above plan with 15 stores targeted by year end. Also during the quarter, we added two key new executives, our VP for real estate development and our general counsel. On the product front, we announced licensing deals for handbags and swimwear and recently signed a new deal for a fragrances line. Looking ahead, we see a strong selling season as we introduce the newest elements of our fall collection and our first licensed products to our customers.”
Selling, general and administrative expenses were $12.2 million in the quarter compared with $8.5 million in the same period in 2006, which included charges of $2.0 million related to a litigation settlement.
Excluding this settlement cost from the 2006 results, the company’s SG&A expense in the most recent quarter increased by $5.7 million. This included $1.2 million in charges related to the separation agreements with former executives and the termination of the strategic review with Goldman Sachs. The company had $4.5 million of additional costs, of which $2.3 million reflected incremental operating costs for the continued growth in the company’s consumer direct business; an additional $0.8 million in non-cash restricted stock expense; and, $1.4 million primarily for additional management and occupancy costs to support the company’s growth.
Net income for the second quarter of 2007 was $5.1 million, or $0.21 per diluted share. Excluding the above-mentioned $1.2 million in charges that equate to $0.04 per diluted share and were not part of the company’s guidance, adjusted net income was $5.8 million, or $0.25 per diluted share, which was in line with the company’s plan. This compares with 2006 second quarter net income of $4.9 million, or $0.21 per diluted share. In 2006, excluding the impact of the litigation settlement that equated to $0.05 per diluted share, adjusted net income in the second quarter was $6.1 million, or $0.26 per diluted share.

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Management believes that including non-GAAP net income and net income per diluted share for the second quarter periods provides a useful and relevant measure for comparative year-over-year operating performance. Refer to the attached table for details regarding the basis for the adjusted net income per diluted share calculation.
Update on Quarterly Report on Form 10-Q
The company currently is addressing a question about the $1.2 million expense that was recorded in the first quarter of 2007 when it changed its restricted stock compensation accounting method. It is considering if some, or all, of this expense should have been recorded in 2006 instead of 2007, and if so, should the company revise its prior year financial statements. True Religion will file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 after it reaches a conclusion on this matter. At this time, the company expects to request an extension to file the 2007 second quarter 10-Q report after its due date, Thursday, August 9, 2007. The financial information as of June 30, 2007 that is being released today is prepared on the same basis as that for March 31, 2007.
2007 Financial Guidance
True Religion reiterates its previously reported financial guidance of net sales of approximately $167 million, reflecting a 20% increase over 2006. Non-GAAP earnings per diluted share guidance remains unchanged and is anticipated to be between $1.24 and $1.27 for the year. This earnings estimate excludes costs for separation agreements, the conclusion of the strategic review with Goldman Sachs, and the change in the restricted stock compensation accounting method that combined amount to $3.6 million in the first and second quarters, equal to $2.1 million net of tax, or $0.09 per diluted share.
Investor Conference Call
True Religion management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.opencompany.info. Please visit the Web site at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived for a year at both sites. A telephone replay of the call will be available for approximately one week following the conclusion of the call by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international) and entering passcode: 11094323.

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About True Religion Apparel, Inc.
True Religion Apparel, Inc. is a growing, design-based premium aspirational brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high quality distinctive styling and fit in denim, denim-related sportswear and licensed products, may be found in premier department stores and boutiques in 50 countries, including the United States, Canada, Germany, United Kingdom, Japan, Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. For more information, please visit www.truereligionbrandjeans.com.
This press release contains forward-looking statements within the meaning of the “safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
# # #
(Financial tables follow)

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TRUE RELIGION APPAREL, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$25,855,892	$44,877,637
Marketable securities, available for sale	15,225,348	—
Accounts receivable, net of allowances of $566,363 and	5,452,646	6,331,736
$495,672, respectively Due from factor, net of chargebacks and other allowances	12,594,418	9,531,884
Inventory	12,732,166	9,399,305
Deferred tax asset	3,556,000	2,923,000
Prepaid income taxes	5,156,183	—
Prepaid expenses and other current assets	1,969,231	1,391,300

Total current assets	82,541,884	74,454,862
Property and equipment	9,408,045	4,993,432
Other assets	998,033	719,051

TOTAL ASSETS	$92,947,962	$80,167,345

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$9,194,663	$9,934,650
Accrued payroll, vacation, and bonus	1,761,463	1,632,024
Income taxes payable	—	625,767

Total current liabilities	10,956,126	12,192,441
Other liabilities	778,690	491,863

Total liabilities	11,734,816	12,684,304

Commitments and contingencies	—	—

Stockholders’ Equity	81,213,146	67,483,041

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$92,947,962	$80,167,345

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TRUE RELIGION APPAREL, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$35,731,516	$30,734,475	$71,880,131	$66,343,280
Cost of sales	15,311,823	14,382,397	31,109,740	31,214,932

Gross profit	20,419,693	16,352,078	40,770,391	35,128,348

Selling, General, and Administrative Expenses:
Selling and shipping	4,068,468	3,611,978	8,172,545	7,485,858
Retail	2,375,862	104,374	3,831,174	217,749
General and administrative	5,727,872	2,816,075	13,945,720	7,036,758
Litigation settlement expense	—	1,950,000	—	1,950,000

Total selling, general, and administrative	12,172,202	8,482,427	25,949,439	16,690,365

Operating income	8,247,491	7,869,651	14,820,952	18,437,983

Other Income:
Realized gain on marketable securities	—	(46,212)	—	(53,750)
Interest income, net	(436,377)	(38,777)	(877,319)	(106,088)
Other income	—	(38,563)	(14,280)	(38,563)

Total other income	(436,377)	(123,552)	(891,599)	(198,401)

Income before provision for income taxes	8,683,868	7,993,203	15,712,551	18,636,384
Provision for income taxes	3,627,651	3,119,000	6,473,651	7,291,000

Net income	$5,056,217	$4,874,203	$9,238,900	$11,345,384

Earnings per share:
Basic	$0.22	$0.21	$0.40	$0.50

Diluted	$0.21	$0.21	$0.39	$0.48

Weighted average shares outstanding:
Basic	22,934,129	22,801,000	22,907,361	22,628,000

Diluted	23,561,160	23,404,000	23,525,829	23,502,000

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TRUE RELIGION APPAREL, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$9,238,900	$11,345,384
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	895,396	162,255
Provision for bad debts, returns, and markdowns	(19,310)	93,718
Non-cash restricted stock compensation	5,470,537	1,534,093
Non-cash stock option compensation	—	335,750
Common stock issued for services	—	2,104,000
Tax benefit from stock option exercises	1,794,665	—
Excess tax benefit on stock option exercises	(1,783,346)	—
Deferred income taxes	(633,000)	1,325,000
Loss on disposal of property and equipment	43,671	—
Unrealized (realized) gain on marketable securities	—	(53,750)
Changes in operating assets and liabilities:
Accounts receivable	888,400	3,300,208
Due from factor	(3,052,534)	(2,925,141)
Inventory	(3,332,861)	(1,211,955)
Prepaid income taxes and income taxes payable	(5,781,950)	(1,472,600)
Prepaid expenses and other current assets	(577,931)	252,401
Other assets	(145,730)	(31,702)
Accounts payable and accrued expenses	(962,258)	168,079
Accrued payroll, vacation, and bonus	129,439	280,194
Other liabilities	286,827	—

Net cash provided by operating activities	2,458,915	15,205,934

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(5,114,935)	(210,797)
Capital expenditures to establish trademarks	(149,725)	—
Purchases of marketable securities	(15,153,846)	(28,708,402)
Sales of marketable securities	—	14,621,500

Net cash used in investing activities	(20,418,506)	(14,297,699)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	198,309	98,380
Repurchase of common stock	(3,043,809)	—
Excess tax benefit on stock option exercises	1,783,346	—

Net cash (used in) provided by financing activities	(1,062,154)	98,380

Net (decrease) increase in cash and cash equivalents	(19,021,745)	1,006,615
Cash and cash equivalents, beginning of period	44,877,637	9,436,632

Cash and cash equivalents, end of period	$25,855,892	$10,443,247

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TRUE RELIGION APPAREL, INC. AND SUBSIDIARY
AUGUST 7, 2007 EARNINGS RELEASE
RECONCILIATION AND DISCUSSION OF NON-GAAP FINANCIAL MEASURES
     The table below shows the impact of specified items which occurred during the second quarter.
Reconciliation of non-GAAP performance measure to nearest comparable GAAP measure

	Three Months Ended June 30,
	2007		2006
Net Income	$5,056,217		$4,874,203

Specified items:

Litigation settlement	—		1,950,000
Separation costs associated with departure of Chief Financial Officer and VP — Women’s Design; termination of strategic review with Goldman Sachs	1,215,075		—
Tax impact of specified items	(494,536)		(760,500)

Adjusted net income	$5,776,756	*	$6,063,703

Reconciliation of non-GAAP performance measure to nearest comparable GAAP measure

Net Income per diluted share	$0.21		$0.21

Specified items:

Litigation settlement	—		0.05
Separation costs associated with departure of Chief Financial Officer and VP — Women’s Design; termination of strategic review with Goldman Sachs	0.04		—

Adjusted net income per diluted share	$0.25	*	$0.26

Weighted average shares outstanding- diluted	23,561,160		23,404,000

* — Excludes specified items.
In addition to disclosing results determined in accordance with generally accepted accounting principles, or GAAP, True Religion Apparel, Inc. (“the Company”) also discloses adjusted or non-GAAP results of operations that exclude certain items. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the Company’s performance and underlying trends. In order to better assess operating trends, management utilizes a measure of adjusted net income and adjusted net income per diluted common shares on a non-GAAP basis that excludes these specified items, net of tax effects.
Management uses this information internally for forecasting, budgeting and evaluating the effectiveness of the Company’s operations strategies. Management believes it is important to provide investors with the same metrics used by management to measure operating performance, which assists investors in analyzing the underlying trend in the Company’s business over time.
Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of the Company’s profitability or liquidity. Users of this information should consider the types of events and transaction for which adjustments have been made.